As filed with the Securities and Exchange Commission on May 24, 2006	Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

AND

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENTS

NOS. 333-87919 AND  333-116006

UNDER

THE SECURITIES ACT OF 1933

Interactive Intelligence, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	35-1933097 (IRS Employer Identification No.)

7601 Interactive Way Indianapolis, Indiana (Address of Principal Executive Offices)	46278 (Zip Code)

Interactive Intelligence, Inc. 2006 Equity Incentive Plan
(Full title of the plan)

Stephen R. Head
Chief Financial Officer,
Vice President of Finance and Administration,
Secretary and Treasurer
Interactive Intelligence, Inc.
7601 Interactive Way
Indianapolis, Indiana 46278
(Name and address of agent for service)

(317) 872-3000

(Telephone number, including area code, of agent for service)

Copy to:

Christine Graffis Long
Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240

(317) 569-9600

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value
Shares not previously registered	1,250,000 (1)	$9.43 (2)	$11,787,500 (2)	$1,262 (2)
Shares previously registered	3,700,933 (1)	N/A (3)	N/A (3)	N/A (3)

This Registration Statement is (i) a new Registration Statement; (ii) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-87919), as filed with the Securities and Exchange Commission on September 28, 1999 (the “1999 Registration Statement”); and (iii) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-116006), as filed with the Securities and Exchange Commission on May 28, 2004 (the “2004 Registration Statement,” and together with the 1999 Registration Statement, the “Prior Registration Statements”). Pursuant to the Prior Registration Statements, shares of the Registrant’s Common Stock were registered for issuance under the Registrant’s 1999 Stock Option and Incentive Plan and the Registrant’s Outside Directors Stock Option Plan (the “Prior Plans”).

(1) This Registration Statement registers 1,250,000 shares of Common Stock, not previously registered, under the Interactive Intelligence, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). In addition, this Registration Statement registers up to 3,700,933 shares of Common Stock which were previously registered under the Prior Registration Statements for offer or sale under the Prior Plans and which may be offered or sold under the 2006 Plan (the “Carried Forward Shares”). The Carried Forward Shares consist of (i) 320,000 shares of Common Stock remaining available for issuance under the Prior Plans, but not underlying any outstanding stock options or other awards under the Prior Plans as of May 18, 2006, plus (ii) up to 3,380,933 shares of Common Stock which were allocable to outstanding stock options or other awards under the Prior Plans as of May 18, 2006, to the extent that on or after May 18, 2006 such stock options or other awards expire, are forfeited or otherwise terminate unexercised. Any shares of Common Stock previously registered under the Prior Registration Statements and not utilized as Carried Forward Shares will remain registered under the Prior Registration Statements. In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2) Estimated solely for purposes of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported by the Nasdaq National Market System on May 18, 2006, which was $9.43 per share.

(3) The Carried Forward Shares were previously registered under the Prior Registration Statements; therefore, no filing fee with respect to those shares is required (Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8). The Post-Effective Amendments to the Prior Registration Statements are filed here to reallocate the Carried Forward Shares from the Prior Registration Statements and to carry over the registration fees paid for the Carried Forward Shares from the Prior Registration Statements.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

Interactive Intelligence, Inc. (the “Registrant”) has filed this Registration Statement to register under the Securities Act of 1933 (the “Securities Act”) the offer and sale of 1,250,000 shares of Common Stock, par value $0.01 per share, of the Registrant, not previously registered, and up to 3,700,933 shares of Common Stock, par value $0.01 per share, of the Registrant, which were previously registered (as further described below), pursuant to the Interactive Intelligence, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). This Registration Statement is (i) a new Registration Statement; (ii) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-87919), as filed with the Securities and Exchange Commission on September 28, 1999 (the “1999 Registration Statement”); and (iii) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-116006), as filed with the Securities and Exchange Commission on May 28, 2004 (the “2004 Registration Statement,” and together with the 1999 Registration Statement, the “Prior Registration Statements”). 3,700,933 shares of the Registrant’s Common Stock registered hereby were previously registered for issuance under the Registrant’s Prior Registration Statements for offer and sale pursuant to the Registrant's 1999 Stock Option and Incentive Plan and the Registrant's Outside Directors Stock Option Plan (the “Prior Plans”).

On April 7, 2006, the Board of Directors adopted, subject to shareholder approval, the 2006 Plan. On May 18, 2006, the 2006 Plan was approved by the shareholders at the Registrant’s annual meeting of shareholders. The Registrant desires to have the shares of Common Stock registered hereunder and issuable pursuant to the 2006 Plan to include those shares of Common Stock described above whose offer and sale were registered under the Prior Registration Statements. The shares carried over from the Prior Registration Statements are no longer available for new awards under the Prior Plans. This Registration Statement registers 1,250,000 shares of Common Stock, not previously registered, under the 2006 Plan. In addition, this Registration Statement registers up to 3,700,933 shares of Common Stock which were previously registered under the Prior Registration Statements for offer or sale under the Prior Plans and which may be offered or sold under the 2006 Plan (the “Carried Forward Shares”). The Carried Forward Shares consist of (i) 320,000 shares of Common Stock remaining available for issuance under the Prior Plans, but not underlying any outstanding stock options or other awards under the Prior Plans as of May 18, 2006, plus (ii) up to 3,380,933 shares of Common Stock allocable to outstanding stock options or other awards under the Prior Plans as of May 18, 2006, to the extent that on or after May 18, 2006 such stock options or other awards expire, are forfeited or otherwise terminate unexercised. Any shares of Common Stock previously registered under the Prior Registration Statements and not utilized as Carried Forward Shares will remain registered under the Prior Registration Statements. Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the 2006 Plan and the Prior Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

Consequently, in accordance with the Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8: (a) the Registrant is (i) carrying over the Carried Forward Shares from the Prior Registration Statements, and (ii) registering the offer and sale of 1,250,000 new shares of Common Stock, of which all 4,950,933 shares may be offered and sold under the 2006 Plan pursuant to this Registration Statement; (b) the registration fee allocable to the Carried Forward Shares carried over from the Prior Registration Statements and paid in connection with the Prior Registration Statements is carried over in this Registration Statement; and (c) the Prior Registration Statements are being amended on a post-effective basis to disclose the maximum number of shares of Common Stock which may be carried forward from the Prior Registration Statements to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents heretofore filed by Interactive Intelligence, Inc. (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)	The Registrant’s Current Reports on Form 8-K filed on January 5, 2006, February 23, 2006, March 17, 2006 and May 23, 2006;

(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

(4)
The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on September 17, 1999, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Corporate Secretary of the Registrant at its principal offices, 7601 Interactive Way, Indianapolis, Indiana 46278, telephone (317) 872-3000.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Indiana Business Corporation Law provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

As permitted by the Indiana Business Corporation Law, the Registrant's Restated Articles of Incorporation provide for indemnification of directors, officers, employees and agents of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of the Registrant (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The Restated Articles of Incorporation authorize the Registrant to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

The Registrant also has an Indemnity Agreement with each of its directors and executive officers. The standard for indemnification under the Indemnity Agreement is substantially the same as under the Registrant's Restated Articles of Incorporation. The Indemnity Agreement, however, provides for mandatory advancement of expenses if the indemnitee provides the Registrant with a written affirmation of the indemnitee's good faith belief that he or she is entitled to indemnification and a written undertaking to repay the advance if it is ultimately determined that the indemnitee is not entitled to indemnification. The undertaking need not be secured. The Indemnity Agreement also provides for mandatory advancement of expenses in derivative actions on behalf of the Registrant against an indemnitee.

The rights of indemnification provided by the Restated Articles of Incorporation and the Indemnity Agreements are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the Restated Articles of Incorporation and the Indemnity Agreements, the Registrant may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

In addition, the Registrant has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities under the Securities Act, subject to applicable retentions.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

The list of Exhibits is incorporated herein by reference to the Index to Exhibits.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on May 24, 2006.

Interactive Intelligence, Inc. (Registrant)

By /s/ Donald E. Brown
Donald E. Brown, M.D.
Chairman, President and Chief Executive Officer

  POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby authorizes Donald E. Brown, M.D. and Stephen R. Head, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Donald E. Brown, M.D. and Stephen R. Head, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the dates indicated.

Signature	Title	Date
/s/ Donald E. Brown, M.D. Donald E. Brown, M.D.	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2006
/s/ Stephen R. Head Stephen R. Head	Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 24, 2006
/s/ Edward L. Hamburg, Ph.D Edward L. Hamburg, Ph.D.	Director	May 24, 2006
/s/ Mark E. Hill Mark E. Hill	Director	May 24, 2006
/s/ Samuel F. Hulbert, Ph.D. Samuel F. Hulbert, Ph.D.	Director	May 24, 2006
/s/ William E. McWhirter William E. McWhirter	Director	May 24, 2006
/s/ Richard A. Reck Richard A. Reck	Director	May 24, 2006

  INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-79509), filed on May 28, 1999.
4.2	By-Laws of the Registrant, as amended, incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-79509), filed on May 28, 1999.
5	Opinion of Baker & Daniels LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Baker & Daniels LLP (included in the Opinion of Baker & Daniels LLP filed as Exhibit 5).
24	Powers of Attorney (included on the Signature Page of this Registration Statement).
99	Interactive Intelligence, Inc. 2006 Equity Incentive Plan, incorporated by reference to Exhibit 10.34 to the Registrant’s Form 8-K filed on May 23, 2006 (File No. 000-27385).